Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 10, 2005, in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-123249) and related Prospectus of Warner Music Group Corp. for the registration of shares of its common stock.

                      Ernst & Young LLP

New York, New York

        The foregoing report is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 26 to the consolidated financial statements.

                      /s/ Ernst & Young LLP

April 18, 2005
New York, New York